EXHIBIT 10.1

EXECUTIVE SEVERANCE POLICY

This Executive Severance Policy (the “Policy”) of XL Fleet Corp. (the “Company”), a Delaware corporation (the “Company”), is effective as of May 11, 2022 (the “Effective Date”).
1. Purpose and Participation. The purpose of this Policy is to provide specified benefits to a select group of designated management or highly compensated key employees of the Company designated by the Company’s board of directors (the “Board”) or compensation committee thereof (the “Committee”) (the “Participants”), in order to induce the Participants to remain employed by the Company. If the Administrator (as defined below) so determines, in its sole discretion, Participants may be provided participation letters or agreements (“Participation Letters”) memorializing their participation in this Policy in accordance with the terms herewith.
2. Qualifying Termination. If a Participant is subject to a Qualifying Termination, then subject to the terms and conditions set forth in this Policy, the Participant will be entitled to the following benefits:
(a) Salary Severance Benefits.
(i) The Company will pay the Participant nine (9) months of his or her base salary at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination.
(ii) The Participant will receive his or her severance payment in a cash lump sum, which payment will be made no later than the first regular payroll date occurring after the forty-fifth (45th) day following the Separation, provided that the Release Conditions have been met.
    (b) Bonus.
        (i) If Participant is eligible for an annual performance bonus, the Participant will be deemed to have met One Hundred Percent (100%) of his or her target goals for purposes of receiving the agreed-upon annual performance bonus as communicated by the Company, or otherwise in an amount determined in the Board or Committee’s discretion. The annual performance bonus payable to the Participant as a result of the Qualifying Termination shall be pro-rated based on the effective date of the Qualifying Termination relative to the date the annual performance bonus would be due and payable under the bonus payment cycle of the Company.
        (ii) The Participant will receive his or her bonus payment in a cash lump sum, which payment will be made no later than the first regular payroll date occurring after the forty-fifth (45th) day following the Separation, provided that the Release Conditions have been satisfied.
(c) Continued Employee Benefits.
(i) If Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the employer, employee and administrative portion of Participant’s COBRA premiums on behalf of the Participant (and his or her eligible dependents) for continued coverage under the Company’s welfare benefit plans for up to nine (9) months, or such other number of months as may be set forth in the Participant’s Participation Letter, following the Participant’s Separation, in any case, only until Participant is eligible to be covered under substantially equivalent group insurance plans of a subsequent employer, provided, however, that if the Release Conditions are not satisfied, then the COBRA subsidies described in this subsection (i) will immediately cease as of the sixtieth (60th) day following the Separation, and any COBRA subsidies previously paid by the Company will immediately become due and repayable in full (gross of any applicable taxes) by the Participant. It is Participant’s obligation to notify the Company in the event that Participant becomes eligible to be covered under substantially equivalent group insurance plans of a subsequent employer. In the event Company discovers that Participant has not fulfilled his or her duties under this Section, Company shall immediately terminate its payments hereunder.

3. COC Qualifying Termination. If a Participant is subject to a COC Qualifying Termination, then subject to the terms and conditions set forth in this Policy, the Participant will be entitled to the following benefits:
(a) Salary Severance Benefits.
(i) The Company will pay the Participant eighteen (18) months of his or her base salary at the rate in effect immediately prior to the actions that resulted in the COC Qualifying Termination.
(ii) The Participant will receive his or her severance payment in a cash lump sum, which payment will be made no later than the first regular payroll date occurring after the forty-fifth (45th) day following the Separation, provided that the Release Conditions have been satisfied.
    (b) Bonus.
        (i) If Participant is eligible for an annual performance bonus, the Participant will be deemed to have met One Hundred Percent (100%) of his or her target goals for purposes of receiving the agreed-upon annual performance bonus communicated by the Company, or otherwise in an amount determined in the Board or Committee’s discretion. The annual performance bonus payable to the Participant as a result of the COC Qualifying Termination shall be pro-rated based on the effective date of the Change in Control relative to the date the annual performance bonus would be due and payable under the bonus payment cycle of the Company.
        (ii) The Participant will receive his or her bonus payment in a cash lump sum, which payment will be made no later than the first regular payroll date occurring after the forty-fifth (45th) day following the Separation, provided that the Release Conditions have been satisfied.
(c) Continued Employee Benefits.
(i) If Participant timely elects continued coverage under COBRA, the Company will continue to pay the employer, employee and administrative portion of Participant’s COBRA premiums on behalf of the Participant (and his or her eligible dependents) for continued coverage under the Company’s welfare benefit plans for up to eighteen (18) months, or such other number of months as may be set forth in the Participant’s Participation Letter, following the Participant’s Separation, in any case, only until Participant is eligible to be covered under substantially equivalent group insurance plans of a subsequent employer, provided, however, that if the Release Conditions are not satisfied, then the COBRA subsidies described in this subsection (i) will immediately cease as of the sixtieth (60th) day following the Separation, and any COBRA subsidies previously paid by the Company will immediately become due and repayable in full (gross of any applicable taxes) by the Participant. It is Participant’s obligation to notify the Company in the event that Participant becomes eligible to be covered under substantially equivalent group insurance plans of a subsequent employer. In the event Company discovers that Participant has not fulfilled his or her duties under this Section, Company shall immediately terminate its payments hereunder.

(d) Equity.
(i) On a COC Qualifying Termination, any then-unvested equity previously awarded to Participant under the Company’s 2020 Equity Incentive Plan that are subject to time-based vesting requirements will immediately vest and, in the case of stock options and stock appreciation rights, will become exercisable. Any such shares that vest under this paragraph will be settled on the sixty-first (61st) day following Participant’s COC Qualifying Termination. In the event that Participant’s COC Qualifying Termination occurs prior to a Change of Control or Corporate Transaction, then any unvested portion will remain outstanding for 3 months so that any additional benefits due on a COC Qualifying Termination can be provided if a Change of Control or Corporate Transaction occurs within 3 months following the COC Qualifying Termination. In no event will the terminated Participant’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration. In the event that the Committee or Board renders the treatment of Participant’s then-unvested equity more favorably than as set forth herein, the more favorable terms shall apply. If no Change of Control occurs within 3 months after a COC Qualifying Termination, any unvested portion of the Participant’s equity award(s) automatically will be forfeited permanently without having vested.

(ii) This subsection expressly supersedes the acceleration provision(s), if any, set forth in Equity Awards granted prior to the Effective Date hereof, to the extent (if at all) that the former and the latter conflict, and applies to all future Equity Awards, except to the extent the applicable award agreement provides otherwise in a provision that expressly references this provision.

4. Release Conditions. The benefits under Section 2 and Section 3 will not apply unless the Participant (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company and/or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company (to include, in the Company’s sole discretion, such standard clauses as confidentiality, cooperation and non-disparagement) without alterations (this document effecting the foregoing, the “Release”), which the Company will deliver to the Participant within thirty (30) days after the Participant’s Separation. The Participant must execute and return the Release within the time period specified in the form and, in any case, within forty-five (45) days following Participant’s Separation. “Release Conditions” means: (i) Company has timely received the Participant’s executed Release and (ii) any rescission period applicable to the Participant’s executed Release has expired (without Participant having rescinded the executed Release).
5. Accrued Compensation and Benefits. In connection with any termination of employment, whether a Qualifying Termination, COC Qualifying Termination or otherwise, the Company will pay Participant’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Participant through and including the date of termination (all the foregoing, collectively, “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. Participant will also be entitled to any other vested benefits earned by Participant for the period through and including the termination date of Participant’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.

6. Certain Definitions.
(a) “Cause” means, with respect to a Participant, any of the following: (i) Participant’s conviction of or a plea of nolo contendere of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud; (ii) Participant’s willful failure or refusal to comply with lawful directions of the Board, which failure or refusal continues for more than ten (10) business days after written notice is given to Participant; or (iii) willful and material breach by Participant of a material written Company policy of under their employment agreement, provided Participant does not cure such breach within ten (10) business days after receiving written notice of the alleged breach. Except in the case of (ii) and (iii) above, it is not necessary that the Company’s finding of Cause occur prior to Employee’s termination of service.
(b) “Code” means the Internal Revenue Code of 1986, as amended.
(c) “Change of Control” shall have the meaning as defined in the Plan.
(d) “COC Qualifying Termination” means, with respect to a Participant, his or her Separation (i) occurring within ninety (90) days before or twelve (12) months after a Change of Control or Corporate Transaction and (ii) resulting from (A) the Company or its successor terminating the Participant’s employment for any reason other than Cause or (B) the Participant voluntarily resigning his or her employment for Good Reason, provided, in any case, that a termination or resignation due to the Participant’s death or disability will not constitute a COC Qualifying Termination.
(e) “Corporate Transaction” shall have the meaning as defined in the Plan.
(f) “Equity Awards” means all Participants’ options to purchase shares of Company common stock, as well as all other stock-based awards, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.
(g) “Good Reason” means, with respect to a Participant, any of the following occurrences without Participant’s consent: (i) relocation of Participant’s principal business location to a location more than twenty-five (25) miles from Participant’s then-current business location; (ii) a material diminution in Participant’s duties, authority or responsibilities; (iii) a material reduction in Participant’s Base Salary (other than an across the board reduction applying to other employees of the Company); or (iv) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Participant provides the Company with written notice that Participant intends to terminate Participant’s employment hereunder for one of the grounds set forth in this Section 6(g) no later than thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of fifteen (15) days from the date of such written notice, and (C) Participant terminates by written notice Participant’s employment within forty-five (45) days from the date that Participant provides the notice contemplated by clause (A) of this Section 6(g). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Participant from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.
(h) “Participant” means the following employees of the Company: the Chief Executive Officer; the Chief Financial Officer; the General Counsel; the Vice President of People; the Vice President, Corporate Strategy & Product Management; the Chief Technology Officer and General Manager of Drivetrain; and the Vice President and General Manager of XL Grid; and/or other such Company employees as the Committee and/or Board shall designate.

(i) “Plan” means the Company’s 2020 Equity Incentive Plan, as may be amended from time to time.
(j)“Qualifying Termination” means, with respect to a Participant, his or her Separation resulting from (i) the Company terminating the Participant’s employment for any reason other than Cause or (ii) the Participant voluntarily resigning his or her employment for Good Reason, in each case, occurring outside of the ninety (90) days prior to or twelve (12) months following a Change of Control, provided, in any case, that a termination or resignation due to the Participant’s death or disability will not constitute a Qualifying Termination.
(k)“Separation” means a “separation from service” (as such term is defined in the regulations under Section 409A of the Code).
7. Golden Parachute Taxes.
(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Participant pursuant to this Policy or otherwise (such payments and benefits, “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and, (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (any of these, as applicable, the “Excise Tax”), then, subject to the provisions of Section 8, such Payments will be provided either (A) in full, pursuant to the terms of this Policy or any other applicable agreement, or (B) as to such lesser extent as would result in no portion of such Payments being subject to the Excise Tax (such lesser amount, the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the following subsection (b) will apply, and the enforcement thereof will be the exclusive remedy to the Company.
(b) Adjustments. If, notwithstanding any reduction described in the foregoing subsection (a) (or in the absence of any such reduction), the IRS determines that Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then Participant will be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, the smallest amount, if any, as will be required to be surrendered or paid to the Company so that Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) will be maximized (such smallest amount, the “Repayment Amount”). Notwithstanding the foregoing, the Repayment Amount with respect to such Payments will be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Participant from the Payments. If the Excise Tax is not eliminated pursuant to this subsection (b), Participant will pay the Excise Tax.
(c) Independent Tax Counsel. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 7 will be made by independent tax counsel (the “Independent Tax Counsel”) designated by the Company and reasonably acceptable to Participant, whose determination will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required under this Section 7, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that Independent Tax Counsel will assume that Participant pays all taxes at the highest marginal rate. The Company and Participant will furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section 7. The Company will bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section 7. In the event that clause (B) above applies, then based on the information provided to Participant and the Company by Independent Tax

Counsel, Participant may, in Participant’s sole discretion and within thirty (30) days of the date on which Participant is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Participant will be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Participant equals the Reduced Amount).
8. Section 409A.
(a) Specified Employees. To the extent (i) any payments to which a Participant becomes entitled under this Policy, or any agreement or plan referenced herein, in connection with the Participant’s Separation constitute deferred compensation subject to Section 409A of the Code and (ii) the Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) six (6) months after the Participant’s Separation and (ii) the Participant’s death following such Separation, provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to the Participant (or his or her beneficiary) in one lump sum without interest.
(b) Expense Reimbursements and In-Kind Benefits. Except as otherwise expressly provided herein, to the extent any expense reimbursement, or the provision of any in-kind benefit, under this Policy (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year. In no event will any expenses be reimbursed for a Participant after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(c) Interpretation. To the extent that any provision of this Policy is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Policy (or referenced in this Policy) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
9. Miscellaneous Provisions.
(a) Administration. This Policy shall be administered by the Board or the Committee (either of these, as applicable, the “Administrator”). All questions of interpretation or application of this Policy shall be determined by the Administrator, and every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all Participants. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Policy, to determine eligibility, to designate the Participants and to decide claims filed under the Policy.
(b) Other Arrangements. This Policy supersedes all cash severance arrangements and vesting acceleration arrangements (if any) under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans that were previously offered by the Company to Participants, including employment agreements and offer letters, and by participating in this Policy, Participants waive their rights to such other benefits. In no event will any individual receive cash severance benefits under both this Policy and any other vesting acceleration, severance pay or salary continuation program, plan or other arrangement with the Company. The vesting acceleration provisions set forth in any employment agreement, offer letter or similar agreement between the Company and any Participant in effect on the Effective Date, to the extent more favorable to the Participant, will continue to apply to the Equity Awards held by the Participant on such date.
(c) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Policy, the Participants and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Policy or its enforcement, performance, breach or interpretation, will be resolved solely and exclusively by final, binding and individual arbitration, by a single arbitrator. Nothing in this section, however, is intended to prevent either party from seeking injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder will be responsible for the payment of its own attorneys’ fees.
(d) Notice. Notices and all other communications contemplated by this Policy will be in writing and will be deemed to have been duly given when personally delivered or when deposited with Federal Express Corporation or a comparable nationally recognized overnight courier, with shipping charges prepaid. Notices mailed to Participants will be addressed to each of them at the respective home address that he or she most recently communicated to the Company in writing. Notices mailed to the Company will be addressed to the Wixom, Michigan Company office headquarters, and all notices will be directed to the attention of its General Counsel.
(e) Waiver. The Administrator may modify and/or terminate this Policy, in whole or in part, and/or add/remove Participants at any time, provided that no such modification and/or termination will adversely affect any Participant’s rights under this Policy without such Participant’s prior written consent. No provision of this Policy, as applicable to any Participant, will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Policy will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f) Withholding Taxes. All payments made under this Policy will be subject to all such taxes and/or withholding as may be required by applicable federal, state and local law.
(g) Severability. The invalidity or unenforceability of any provision or provisions of this Policy will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h) Unfunded Obligations. The obligations of the Company under this Policy are funded from the Company’s general assets.
(i) Successors. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Policy and to agree expressly to perform this Policy in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Policy, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by this Policy by operation of law. This Policy and all rights of Participants hereunder will inure to the benefit of, and be enforceable by, the Participants’ respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(j) Employment At Will. This Policy does not obligate the Company to continue to employ any Participant for any specific period of time or in any specific role or geographic location. Nothing in this Policy will confer upon any Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Participant to terminate the Participant’s service at any time and for any reason or no reason, with or without Cause, and such rights are hereby expressly reserved.

(k) Choice of Law. The validity, interpretation, construction and performance of this Policy will be governed by the laws of the Commonwealth of Massachusetts (other than its choice-of-law provisions).
(l) Entire Agreement. This Policy represents the entire agreement between the Participants and the Company with respect to the Participants’ severance rights. This Policy supersedes and replaces all the Company’s prior severance policies or agreements with the Participant regarding severance benefits, to the extent any provision of this Policy conflicts with a prior severance policy or agreement with the Participant.
***

XL Fleet Corp.
[Letter Transmission Date]
[Participant First] [Participant Last]
Re: Participation in Change of Control Severance Policy
Dear [Participant First]:
The purpose of this letter is to inform you that you have been designated by XL Fleet Corp., a Delaware corporation (the “Company”), as a participant in the Company’s Executive Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Salary severance under Section 2(a): nine months. Bonus severance under Section 2(b): 100% accomplishment of goals

COBRA subsidization under Section 2(c): nine months.

Subject to the terms and conditions of the Policy, if you undergo a COC Qualifying Termination and satisfy the Release Conditions (as well as the other terms and conditions set forth in the Policy), the Company will provide you the following amounts of severance benefits described in the Policy:

Severance benefits under Section 3(a): eighteen months
Bonus severance under Section 3(b): 100% accomplishment of goals
COBRA subsidization under Section 3(c): eighteen months

Equity acceleration under Section 3(d): per Committee/Board instruction

Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.

Sincerely,
XL Fleet Corp.

[Company Signatory Name, Title]

Acknowledged and agreed,

[Participant First] [Participant Last]
(Date)